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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
The SCO Group, Inc.:

        We consent to the use of our report dated January 27, 2003, with respect to the consolidated balance sheet of The SCO Group, Inc. (formerly Caldera International, Inc.) and subsidiaries as of October 31, 2002, the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the year then ended, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        The October 31, 2001 and 2000 consolidated financial statements of The SCO Group, Inc. and subsidiaries were audited by other auditors who have ceased operations. Our report dated January 27, 2003, refers to our audit of the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of November 1, 2001, and of the adjustments that were applied to retroactively reflect a one-for-four reverse stock split of the Company's common stock approved on March 4, 2002. However, we were not engaged to audit, review, or apply any procedures to the October 31, 2001 and 2000 consolidated financial statements of The SCO Group, Inc. and subsidiaries other than with respect to such disclosures and adjustments and, accordingly, we do not express an opinion or any form of assurance on the October 31, 2001 and 2000 consolidated financial statements taken as a whole.

/s/ KPMG LLP

Salt Lake City, Utah
January 16, 2004

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  Exhibit 23.1